Exhibit 10.54

December 5, 2024

Stephen Lucas

[REDACTED]

[REDACTED]

Dear Stephen,

We are pleased to offer you $80,000, less all applicable deductions and withholdings, as allowance for living expenses for calendar year 2025. If you voluntarily resign from employment with the Company, or if the Company terminates your employment for cause (as determined by the Company in its reasonable discretion), in each case on or before December 31, 2025, you agree to reimburse the Company a portion of the allowance on a prorated basis, with the amount to be reimbursed determined by (i) subtracting the number of whole months of employment completed in calendar year 2025 from 12, (ii) dividing that difference by 12, and (iii) multiplying that quotient by $80,000. By your signature on this letter, you authorize the Company to withhold the entire amount that is owed by you to the Company under this paragraph from all amounts otherwise owed to you by the Company. If any amount remains unpaid, you agree to promptly repay the Company the remaining unpaid amount.

By signing this letter agreement, you acknowledge and agree that (i) you have reviewed this letter agreement in its entirety, (ii) you have had an opportunity to obtain the advice of counsel prior to signing this letter agreement, (iii) you fully understand all the terms and conditions contained in this letter agreement, (iv) nothing in this letter agreement confers upon you any right with respect to future compensation or continuation of your services with the Company, nor does anything in this letter agreement interfere in any way with the right of the Company to terminate your relationship with the Company, with or without cause, and with or without notice, and for any reason or no reason, (v) the Company will interpret and resolve any ambiguities in this letter agreement in its discretion and such interpretation will be binding, (vi) you may not assign this letter agreement, (vii) this letter agreement can only be amended in writing signed by you and the Company, (viii) this letter agreement represents the entire agreement between you and the Company regarding the allowance, (ix) this letter agreement will be governed by the laws of the Commonwealth of Pennsylvania, notwithstanding its conflicts of law provisions, (x) the allowance will be paid to you within 30 days of the date set forth above.

Koppers Inc. Stephen G. Lucas

By: /s/ Leroy M. Ball By: /s/ Stephen Lucas

Name: Leroy M. Ball Name: Stephen Lucas

Title: Chief Executive Officer Dated: 12/9/2024

Dated: December 9, 2024

Leroy M. Ball Chief Executive Officer T: [REDACTED] F: [REDACTED] [REDACTED]	Koppers Inc. 436 Seventh Ave Pittsburgh, PA 15219-1800 Koppers.com